Company Contact:	Investor Relations Contact:
Ms. Gavin Chen	Ms. Lei Huang, Account Manager
Assistant to CFO	CCG Investor Relations
China Medicine Corporation	Tel: +1-646-833-3417 (NY Office)
Tel: +86-20-8737-2102	E-mail: lei.huang@ccgir.com
E-mail: konzern08@163.com	Website: www.ccgirasia.com

Mr. Crocker Coulson, President
Tel: +1-646-213-1915 (NY Office)
E-mail: crocker.coulson@ccgir.com

FOR IMMEDIATE RELEASE

China Medicine Announces First Quarter 2010 Results and Issues Full Year Guidance
•   Year-over-year gross margin expansion to 30.7% from 27.5%
•   Expect 2010 revenue of $72-$76 million and gross margin of 33-38%

Guangzhou, China, May 13, 2010 -- China Medicine Corporation (OTC BB: CHME) (“China Medicine” or “the Company”), primarily a manufacturer, leading distributor and developer of Western pharmaceuticals, traditional Chinese medicines (“TCM”), and other nutraceuticals, today announced financial results for its first quarter 2010 and issued guidance for the full year.

First Quarter 2010 Highlights:

▪	Revenues increased 4.7% to $10.6 million
▪	Gross profit improved 16.8% to $3.2 million, gross margin grew to 30.7% compared to 27.5% last year
▪	Adjusted net income, excluding non-cash expenses related to change in fair value of warrants liabilities and deemed preferred stock dividend, was $0.7 million or $0.04 per diluted share
▪	GAAP net loss was $4.3 million or $0.23 per diluted share
▪	Cash and cash equivalents, including restricted cash, reached $72.9 million on March 31, 2010
▪	Began facility expansion at LifeTech Pharmaceuticals
▪	Appointed Mr. Fred Cheung as new CFO

“We saw robust gross margin expansion of over 300 basis points in the first quarter as a result of increased focus on the distribution of higher margin products and increased sales of proprietary products, including those from LifeTech. Distribution product gross margin rose nearly 200 basis points as a result of increased focus on exclusive distribution products. Gross margin of proprietary products and medical technology rose to 45.3% from 33.3% with the inclusion of LifeTech products,” said Mr. Senshan Yang, Chairman and CEO of China Medicine Corporation. While our earnings in the quarter were adversely impacted higher expenses from additional personnel and amortization and depreciation associated with the LifeTech acquisition. We expect the further integration of LifeTech into our operations and continue gross margin expansion to outpace our spending level and drive significant earnings growth in the coming quarters.”

First Quarter 2010 Results

Revenues for the first quarter of 2010 rose 4.7% year-over-year to $10.6 million. To more clearly reflect the growing contribution from proprietary products, the Company has re-categorized revenues in three key segments: distribution products, proprietary products and medical technology. Total revenue growth in the quarter primarily reflected an increase in sales of proprietary products of $0.9 million from $0.5 million in the prior year quarter as a result of the LifeTech acquisition. Distribution revenues decreased 1.0% year-over-year mainly due a strategic change in the product mix that included more exclusive, high margin products and fewer low margin generic products.

Gross profit in the quarter was $3.3 million, an increase of 16.8% over the first quarter of 2009. Overall gross margin increased to 30.7% from 27.5% year-over-year, primarily reflecting strategic shift in the mix of distribution products and higher margin on sales of proprietary products and medical technologies. With an improved product mix, distribution gross margin rose by nearly 200 basis points to 29.2% in the first quarter of 2010. As a result of LifeTech sales contribution, gross margin on proprietary products and medical technology rose to 45.3% in the quarter as compared to 33.3% in 2009. As sales contribution from LifeTech’s products continues to increase, the Company expects overall gross margin to expand further.

Operating expenses were $2.0 million, up from $1.0 million in the comparable quarter a year ago. The increase was mainly due to combined higher headcount and higher depreciation and amortization associated with the LifeTech acquisition, as well as travel expenses associated with building a new sales channel and professional fee. Operating expenses represented 18.9% of total revenues in the first quarter of 2010, as compared to 10.0% in the first quarter of 2009.

Operating income in the first quarter of 2010 declined to $1.3 million from $1.8 million in the first quarter of 2009 and largely reflected the increase in operating expenses. Operating margin was 11.8% during the first quarter of 2010 compared to 17.5% during the same quarter last year.

Provision for income taxes was $0.51 million in the first quarter of 2010, as compared to $0.55 million for the comparable period in 2009. The Company was subject to the unified enterprise tax rate of 25%.

GAAP net loss available to China Medicine common shareholders in the first quarter of 2010 was $4.3 million or $0.23 per share, as compared to GAAP net income of $0.55 million or $0.04 per diluted share in the first quarter of 2009. GAAP net loss in the 2010 quarter included a $1.1 million non-cash gain related to the change in the fair value of warrant liabilities and a $6.1 million non-cash charge for deemed preferred stock dividend related to the Company’s private placement financing in January 2010. The non-cash gain reflected adoption of a new accounting policy that became effective January 1, 2009, requiring changes in the fair value of warrants to be recognized in earnings each quarter. The deemed preferred stock dividend reflects the beneficial conversion feature of the convertible preferred stock issued to OEP CHME Holdings, LLC (OEP) in the January 2010 private placement in accordance with SAB No.98.

Excluding these non-cash, non-operating items, adjusted net income for the first quarter of 2010 was $0.7 million or $0.04 per diluted share, as compared to net income of $1.3 million, or $0.09 per diluted share, in the 2009 quarter.

Financial Condition

As of March 31, 2010, China Medicine had $72.9 million in cash and cash equivalents, including $61.9 million of restricted cash that included funds placed in escrow from the January 2010 financing. Working capital was $84.3 million, including the restricted cash, as compared to $15.8 million at the end of 2009. Accounts receivable stood at $21.5 million as compared to $22.3 million at the end of 2009. Stockholders’ equity as of March 31, 2010 was $60.4 million, as compared to $45.0 million on December 31, 2009.

In the quarter ended March 31, 2010, cash generated from operating activities was $1.4 million, as compared to net use of cash of $1.5 million in 2009. The increase in operating cash flow mainly reflects a reduction in its accounts receivable and an increase in accounts payable from December 31, 2009 to March 31, 2010.

Subsequent Events

In April 2010, China Medicine appointed Mr. Fred Cheung as its Chief Financial Officer and announced the nomination of three new directors to its board of directors. Mr. Cheung brings over 18 years of experience in auditing, financial and general management through his experience working with a "Big Four" auditing firm, a multi-national corporation, a private equity fund, and public and private companies based in Asia. The newly nominated directors, Mr. Daniel Shih, Mr. Sean Shao and Mr. Ian Robinson will stand for election to the board at the Company’s annual shareholder meeting on May 27, 2010.

In April 2010, $8 million of the restricted funds was released to China Medicine to strengthen its working capital position and to fund the LifeTech facility expansion plan. The LifeTech expansion was recently approved by the Company’s Board of Directors to expand production capacity in anticipation of the growth opportunities. Construction for the expansion is expected to commence in June and is scheduled to be competed in the first half of 2011.

2010 Financial Guidance and Business Outlook

China Medicine expects full year 2010 revenues in the range of $72 to $76 million, or 11% to 17% growth, and gross margin in the range of 33% to 38%, as compared to 29.3% in 2009. The Company anticipates full year operating expenses to represent approximately 10% of revenues, as compared to 18% reported in the first quarter 2010. This guidance reflects China Medicine’s current and preliminary views, which are subject to change.

First quarter of the year is typically the slowest period for China Medicine due to lower customer purchases during the Chinese New Year holiday. Additionally, the repositioning of LifeTech’s products via the newly developed sales channel and China Medicine’s well established existing distribution network could improve pricing opportunity and expand customer base to accelerate revenue growth and margin increase in the quarters ahead.

China Medicine’s proprietary recombinant Aflatoxin Detoxifizyme (rADTZ), used for removing aflatoxins in food and animal feed, is pending Chinese Ministry of Agriculture (MOA) approval. The Company continues to anticipate approval by the end of 2010 but cannot predict the actual timing of MOA review.

“As one of the more established pharmaceutical distributors, we are already seeing positive impact from implementation of China’s unprecedented healthcare reform, especially from the rural population that is receiving improved medical coverage under the policy and helping to drive demand for pharmaceutical products," commented Mr. Senshan Yang. “We are confident in our growth outlook and will leverage on our extensive distribution network to transition from a pure pharmaceutical distributor to a vertically integrated pharmaceutical platform. The healthcare reform also creates a landscape for consolidation in China’s pharmaceutical industry. We will leverage our strong financial position to pursue strategic acquisition of other distributors, drug makers or healthcare related businesses to harvest synergies by broadening our pharmaceutical portfolio and expand our distribution footprint,” concluded Mr. Yang.

Conference Call

China Medicine will hold its first quarter conference call for all interested persons at 9:00 a.m. Eastern Time on Thursday, May 13, 2010, to discuss its results. To participate in the live conference call, please dial the following number five to ten minutes prior to the scheduled conference call time 800-688-0796. International callers should dial 1-617-614-4070. When prompted by the operator, mention conference passcode 10924041. If you are unable to participate in the call at its scheduled time, a replay will be available for 14 days starting on Thursday, May 13 at 11:00 p.m. Eastern Time. To access the replay, please dial 888-286-8010 or 1-617-801-6888, and enter the passcode 97174060.

About China Medicine Corporation

China Medicine Corporation, a comprehensive enterprise with a research and development centre, manufacturing facilities and well established sales network, engages in the production and distribution of prescription and over the counter ("OTC") drugs, traditional Chinese medicine products, herbs and dietary-supplements, medical devices, and medical formulations in China. The Company distributes its products to wholesale distributors, including more than 300 hospitals and 500 medicine companies that sell to over 2,000 drug stores in 28 provinces throughout China. The Company is developing a number of proprietary products for a variety of uses, including oncology, high blood pressure and the removal of toxins from food and animal feeds.

Use of Non-GAAP Financial Measures

GAAP results for three months periods ended March 31, 2010 and March 31, 2009 include non-cash gains and expenses related to change in the fair value of the Company’s warrant liabilities and a deemed preferred stock dividend related to outstanding convertible preferred stock issued to OEP. The non-GAAP measure provides a consistent basis for investors to understand our financial performance in comparison to historical periods without variation of non-recurring items and non-operating related gains and charges. In addition, it allows investors to evaluate our performance using the same methodology and information as that used by our management. Non-GAAP measures are subject to inherent limitations because they do not include all of the expenses included under GAAP and because they involve the exercise of judgment of which charges are excluded from the non-GAAP financial measure. However, the Company compensates for these limitations by providing the relevant disclosure of the items excluded.

Because these expenses are non-cash, and not related to the Company’s operating results, the Company believes that the non-GAAP information is useful to supplement the Company's condensed consolidated financial statements. A reconciliation of the adjustments to GAAP results appears in the table accompanying this press release. This additional non-GAAP information is not meant to be considered as a substitute for GAAP financials. The non-GAAP financial information that the Company provides also may differ from the non-GAAP information provided by other companies.

Cautionary Statement

This press release contains forward-looking statements concerning the Company’s business and products. The Company’s actual results may differ materially depending on a number of risk factors including, but not limited to, the following: general economic and business conditions, obtaining regulatory approval for new products, the expected contribution of higher margin products, government support for rural health care, competition from existing and new competitors, changes in technology, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risk factors detailed in the Company's reports filed with the Securities and Exchange Commission. China Medicine Corporation undertakes no duty to revise or update any forward-looking statement to reflect events or circumstances after the date of this release.

  - FINANCIAL TABLES FOLLOW -

CHINA MEDICINE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME (LOSS)
(UNAUDITED)

	For Three Months Ended March 31,
	2010	2009
REVENUES
Distribution products	$9,554,508	$9,646,423
Proprietary products	868,110	451,967
Medical technology	149,671	0
Total revenues	10,572,289	10,098,390

COST OF REVENUES
Distribution products	6,768,683	7,017,428
Proprietary products	556,218	301,334
	7,324,901	7,318,762

GROSS PROFIT	3,247,388	2,779,628

OPERATING EXPENSES
Research and development	364,407	330,742
Selling, general and administrative	1,636,653	681,322
Total operating expenses	2,001,060	1,012,064

INCOME FROM OPERATIONS	1,246,328	1,767,564

OTHER INCOME (EXPENSE):
Other income (expense), net	(120,703)	5,553
Change in fair value of warrant liabilities	1,109,694	(758,689)

INCOME BEFORE INCOME TAXES
AND NONCONTROLLING INTERESTS	2,235,319	1,014,428

PROVISION FOR INCOME TAXES	512,955	545,486

NET INCOME (CHINA MEDICINE CORPORATION AND
NONCONTROLLING INTERESTS)	1,722,364	468,942

Add: Net loss attributable to noncontrolling interests	75,441	81,140

NET INCOME ATTRIBUTABLE TO CHINA MEDICINE
CORPORATION	1,797,805	550,082

OTHER COMPREHENSIVE INCOME (LOSS)
Foreign currency translation adjustment	5,343	(58,708)
Foreign currency translation attributable to noncontrolling interests	(26)	(1,133)

COMPREHENSIVE INCOME	$1,803,122	$490,241

Less: Deemed preferred stock dividend	(6,144,000)	0

NET LOSS AVAILABLE TO CHINA MEDICINE CORPORATION
COMMON SHAREHOLDERS	$(4,346,195)	$550,082

EARNINGS (LOSS) PER SHARE
Basic	$(0.23)	$0.04
Diluted	$(0.23)	$0.04

WEIGHTED AVERAGE COMMONS SHARES OUTSTANDING
Basic	18,897,099	15,226,742
Diluted	18,897,099	15,226,742

CHINA MEDICINE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
Unaudited

ASSETS
	March 31,	December 31,
	2010	2009

CURRENT ASSETS
Cash	$11,086,797	$471,769
Restricted cash	61,860,400	1,760,400
Accounts receivable, trade, net of allowance for doubtful accounts of $157,083 and $157,083 as of March 31, 2010 and
December 31, 2009, respectively	21,525,638	22,314,660
Inventories	3,703,727	2,731,097
Advances to suppliers	3,642,744	2,518,396
Other current assets	525,111	465,407
Total current assets	102,344,417	30,261,729

Plant and Equipment, Net	11,732,618	12,000,687

OTHER ASSETS
Long term prepayments	7,913,231	7,900,212
Intangible assets, net	16,551,574	16,681,854
Total other assets	24,464,805	24,582,066

Total assets	$138,541,840	$66,844,482

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Short term Loans	$11,413,260	$9,506,160
Accounts payable, trade	2,654,803	1,324,269
Other payables and accrued liabilities	1,048,192	939,887
Customer deposits	792,605	483,358
Taxes payable	2,090,229	2,119,745
Liquidated damages payable	44,003	44,003
Total current liabilities	18,043,092	14,417,422

Fair value of warrant liabilities	2,006,439	6,918,068
Total liabilities	20,049,531	21,335,490

Commitments and contingencies

Redeemable preferred stock, $0.0001 par value, 1,920,000 and Nil shares issued and outstanding at March 31, 2010 and
December 31, 2009, respectively	57,600,000	-

SHAREHOLDERS' EQUITY
Common stock, $0.0001 par value; 90,000,000 shares authorized,
20,431,139 and 0 shares issued and outstanding
at March 31, 2010 and December 31, 2009, respectively	2,042	1,544
Stock subscription	2,088,000	-
Paid-in capital	31,091,582	13,380,444
Statutory reserves	4,389,639	4,293,116
Retained earnings	18,433,269	22,875,987
Accumulated other comprehensive income	4,443,437	4,438,094
Total shareholders' equity	60,447,969	44,989,185

NONCONTROLLING INTERESTS	444,340	519,807

Total equity	60,892,309	45,508,992

CHINA MEDICINE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31, 2010 AND 2009
(Unaudited)

	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income attributable to China Medicine Corporation	$1,797,805	$550,082
Net loss attributable to noncontrolling interests	(75,441)	(81,140)
Net income	1,722,364	468,942
Adjustments to reconcile net income to cash
provided by (used in) operating activities:
Depreciation and amortization	462,229	216,195
Loss on sale of assets		5,934
Stock-based compensation	2,914	1,249
Change in fair value of warrants liabilities	(1,109,694)	758,689
Change in operating assets and liabilities:
Accounts receivable, trade	788,752	4,279,540
Inventories	(972,298)	(3,160,625)
Advances to suppliers	(1,123,966)	(3,302,140)
Other current assets	(59,686)	(434,984)
Accounts payable, trade	1,330,059	(3,402)
Other payables and accrued liabilities	108,390	(17,056)
Customer deposits	309,141	(62,312)
Taxes payable	(29,505)	(201,065)
Net cash provided by (used in) operating activities	1,428,701	(1,451,035)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of building improvement and equipment	(64,017)	(25,478)
Long term prepayments	(13,015)	469,949
Net cash provided by (used in) investing activities	(77,032)	444,471

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of warrants	1,070,338	-
Loan proceeds	1,906,450	-
Proceeds from issuance of Common Stock - private placement	12,000,000	-
Proceeds from issuance of Redeemable Preferred Stock - private placement	57,600,000	-
Payments on private placement related expenses	(3,219,552)	-
Increase in restricted cash	(60,100,000)	-
Net cash provided by financing activities	9,257,236	-

EFFECT OF EXCHANGE RATE ON CASH	6,123	(14,295)

INCREASE (DECREASE) IN CASH	10,615,028	(1,020,859)

CASH, beginning of year	471,769	2,791,814

CASH, end of year	$11,086,797	$1,770,955

Supplemental disclosure of cash flows:
Cash paid interest	$94,213	$-
Cash paid income tax	$229,688	$520,872

CHINA MEDICINE CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP NET INCOME AVAILABLE TO COMMON SHAREHOLDERS AND DILUTED EPS

	Three months Ended
	March 31
	2010	2009
Net Loss available to common shareholders	$(4,346,195)	$550,082
Deemed Preferred Stock Dividend	6,144,000
Change in fair value of warrant liabilities	(1,109,694)	758,689
Adjusted Net Income	$688,111	$1,308,771

Diluted EPS	$(0.23)	$0.04
Add back (Deduct):
Deemed Preferred Stock Dividend	0.33
Change in fair value of warrant liabilities	(0.06)	0.05
Adjusted EPS	$0.04	$0.09